Exhibit 23.1

KPMG LLP	Telephone (416) 228-7000
Chartered Accountants	Fax (416) 228-7123
Yonge Corporate Centre	Internet www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
724 Solutions Inc.

We consent to the use of our report dated March 17, 2005, with respect to the consolidated balance sheets of 724 Solutions Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.  Our report refers to a change in the method of accounting for stock-based compensation.

KPMG LLP

Toronto, Canada
May 17, 2005

KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.